EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports that for the third calendar quarter (3Q) of 2007 compared to 3Q 2006, consolidated sales were up 1%, gross profits were the same, operating profits were down 1%, net income was up 1%, and earnings per share (eps) were up 2%.

In the 3Q 2007, UTMD achieved the following profit margins:

Gross Profit Margin (gross profits/ sales):	56.0%
Operating Profit Margin (operating profits/ sales):	38.3%
Net Profit Margin (profit after taxes/ sales):	28.5%

Comparing 3Q 2007 sales to 3Q 2006 global sales in product categories, obstetrics product sales were down 8%, neonatal product sales were down 4%, gynecology/ electrosurgery product sales were up 2%, and blood pressure monitoring/ components sales were up 25%. Domestic sales in 3Q 2007 were down 8% while international sales were up 31%, compared to the same quarter last year.  Although trade shipments from UTMD Ireland were up 10% in EURO terms, they were up 19% in U.S. Dollar terms because of a weaker U.S. Dollar.

UTMD’s gross profit margin in 3Q 2007 was 56.0% compared to 56.7% in 3Q 2006, primarily because the current quarter’s sales increases were provided by international shipments at lower than average prices offsetting decreases in domestic sales. Operating expenses in 3Q 2007 were 17.7% of sales compared to 17.6% of sales in 3Q 2006.  Included in 3Q 2007 operating expenses, the impact of expensing options was $25,300 compared to $32,700 in 3Q 2006.

Although UTMD’s income tax provision rate was 34.5% in 3Q 2007 compared to 33.3% in 3Q 2006, net income was up 1%, consistent with the increase in sales.  Eps, which benefited from continued share repurchases, were $.51 in 3Q 2007 compared to $.50 in 3Q 2006.

UTMD was able to achieve 3Q 2007 financial performance generally a little better than 3Q 2006 results despite $320,000 lower domestic sales of intrauterine pressure catheters and vacuum-assisted delivery devices (obstetrics products) for hospital L&D units, and despite inflationary pressure in direct materials and direct labor manufacturing costs.  The lower obstetrics sales were due to price reductions and to group purchasing organization administrative arrangements limiting physician choice of devices used in L&D.

Comparing three quarters year-to-date, or nine months (9M), in 2007 to 9M 2006, consolidated sales were the same, gross profits were down 1%, operating profits were up 2%, net income was down 2%, and earnings per share (eps) were down 1%.  In 9M 2007, increases in international sales have offset the decreases in domestic sales.  Net income was down even though operating profits were up because non-recurring capital gains from investments were lower in 9M 2007, and the consolidated income tax provision rate was almost one percentage point higher.

Eps for the most recent 4 calendar quarters were $2.00.  Looking forward to the end of the year, management projects that 2007 eps performance will fall short of the record $2.02 eps results achieved in 2006.  $1.99/ share in 2007 eps now appears most likely.

Financial ratios as of September 30, 2007 which may be of interest to shareholders follow:
1)  Current Ratio = 8.4
2)  Days in Receivables (based on 3Q sales activity) = 49
3)  Average Inventory Turns (based on 3Q CGS) = 3.9
4)  Year-to-Date ROE = 12% (after dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 57,300 in 3Q 2007 compared to 91,800 in 3Q 2006, and 63,800 in 9M 2007 compared to 102,000 in 9M 2006.  The actual number of outstanding shares at the end of 3Q 2007 was 3,915,900 which included 3Q employee option exercises of 2,000 shares and 3Q share repurchases of 10,000 shares. The average price paid by the Company to repurchase shares in the open market during 3Q 2007 was $30.05 including commissions. Year-to-date purchases through 9M 2007 have been 50,700 shares at an average per share cost of $30.97. The total number of outstanding unexercised options at September 30, 2007 was 219,100 shares at an average exercise price of $21.46/ share, including shares awarded but not vested. This compares to 269,100 unexercised option shares outstanding at the end of 3Q 2006.

Investors are cautioned that this press release may contain forward looking statements, and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC.  The SEC Form 10-Q for 3Q 2007 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2007	3Q 2006	Percent Change
Net Sales	$7,097	$7,001	+1.4%
Gross Profit	3,973	3,971	+0.1%
Operating Income	2,720	2,736	(0.6%	)
Income Before Tax	3,085	3,004	+2.7%
Net Income	2,021	2,003	+0.9%
Earnings Per Share	$0.508	$.498	+2.0%
Shares Outstanding (diluted)	3,975	4,021

INCOME STATEMENT, First Nine Months (9 months ended September 30)
(in thousands except earnings per share):

	9M 2007	9M 2006	Percent Change
Net Sales	$21,426	$21,398	+0.1%
Gross Profit	11,915	12,055	(1.2%	)
Operating Income	8,128	7,963	+2.1%
Income Before Tax	9,107	9,216	(1.2%	)
Net Income	5,950	6,098	(2.4%	)
Earnings Per Share	$1.489	$1.508	(1.2%	)
Shares Outstanding (diluted)	3,995	4,045

BALANCE SHEET
(in thousands)
	(unaudited) SEP 30, 2007	(unaudited) JUN 30, 2007	(audited) DEC 31, 2006	(unaudited) SEP 30, 2006
Assets
Cash & Investments	$22,215	$21,082	$21,049	$19,854
Receivables, Net	3,990	4,124	3,746	3,815
Inventories	3,419	3,231	3,037	3,379
Other Current Assets	607	658	579	613
Total Current Assets	30,231	29,095	28,411	27,661
Property & Equipment, Net	8,477	8,317	8,331	8,347
Intangible Assets, Net	7,439	7,447	7,445	7,458
Total Assets	$46,147	$44,859	$44,187	$43,466

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,141	$2,815	$2,940	$3,231
Current Portion of Note Payable	455	440	441	462
Total Current Liabilities	$3,596	$3,255	$3,381	$3,693
Note Payable	4,025	4,041	4,383	4,526
Deferred Income Taxes	326	314	308	191
Stockholders’ Equity	38,200	37,249	36,115	35,056
Total Liabilities & Shareholders’ Equity	$46,147	$44,859	$44,187	$43,466